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                                                              EXHIBIT (d)(vi)(1)

                              THE HUNTINGTON FUNDS
                         INTERIM SUB-ADVISORY AGREEMENT

                     HUNTINGTON FLORIDA TAX-FREE MONEY FUND


         THIS AGREEMENT is made between The Huntington National Bank, a national banking association (hereinafter referred to as "Adviser") and Fort Washington Advisors, Inc., a registered investment adviser located in Cincinnati, Ohio (hereinafter referred to as the "Sub-Adviser").

                               B A C K G R O U N D

1. Countrywide Investments, Inc. ("Countrywide") served as the sub-adviser to The Huntington National Bank ("Huntington") with respect to management of the Huntington Florida Tax-Free Money Fund, pursuant to a Sub-Advisory Agreement dated as of October 27, 1999 (the "Sub-Advisory Agreement").

2. Effective May 1, 2000, Countrywide will move its investment advisory personnel and operations responsible for the Huntington Florida Tax-Free Money Fund to its affiliate Fort Washington Investment Advisors, Inc.

3. The Sub-Advisory Agreement will automatically terminate on May 1, 2000 as a result of the foregoing changes.

4. Huntington desires to retain the Sub-Adviser to provide the same sub-advisory services previously provided by Countrywide.

                                A G R E E M E N T

         In consideration of the foregoing and other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

(a) Sub-Adviser agrees to furnish to Adviser in its capacity as investment adviser to the Huntington Florida Tax-Free Money Fund (the "Fund"), a portfolio of The Huntington Funds ("Trust"), such investment advice, statistical and other factual information, as may from time to time be reasonably requested by Adviser for the Fund which may be offered in one or more classes of shares.

(b) For its services under this Agreement, Sub-Adviser shall receive from Adviser a monthly fee, no greater than the compensation the Sub-Adviser would have received under the Sub-Advisory Agreement, as set forth in Exhibit A hereto.

(c) The compensation earned under this Agreement will be held in an interest-bearing escrow account with the Fund's custodian. If a majority of the Fund's outstanding voting securities do not
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approve a contract with the Sub-Adviser, the Sub-Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

(d) This Agreement shall be effective as of May 1, 2000 and shall remain in effect for the Fund for no more than 150 days or until the shareholders of the Fund vote to approve or disapprove a new sub-advisory agreement with the Sub-Adviser, at a meeting called for such purpose, whichever is earlier.

(e) Notwithstanding any provision to the contrary, this Agreement may be terminated at any time without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a) (42) of the Investment Company Act of 1940) of the Fund upon ten (10) calendar days' written notice to the Sub-Adviser; or (b) by Adviser upon ten (10) calendar days' written notice to the Sub-Adviser.

(f) This Agreement shall automatically terminate: (a) in the event of its assignment (as defined in the Investment Company Act of 1940); or (b) in the event of termination of the Investment Advisory Agreement between the Trust and the Adviser as to the Fund (the "Investment Advisory Agreement") for any reason whatsoever.

(g) So long as both Adviser and Sub-Adviser shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Investment Company Act of 1940) to the Fund except as provided herein and in the Investment Advisory Agreement or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers, as of this 26th day of April, 2000.


ATTEST:                                    THE HUNTINGTON NATIONAL BANK


                                           By:
----------------------------------             ---------------------------------
                                                    Richard W. Stenberg
                                                    Senior Vice President


                                           FORT WASHINGTON INVESTMENT
                                           ADVISORS, INC.


                                           By:
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                                    EXHIBIT A

                              THE HUNTINGTON FUNDS
                     HUNTINGTON FLORIDA TAX-FREE MONEY FUND

                         INTERIM SUB-ADVISORY AGREEMENT


         For all services rendered by Sub-Adviser hereunder, Adviser shall pay into an interest-bearing escrow account with the Fund's custodian at the end of each month a Sub-Advisory Fee equal to the annual rate of 0.20% of the average daily net assets ("Net Assets") of the Fund during such month.

         In the event that a new sub-advisory agreement with the Sub-Adviser is approved by a vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the Investment Company Act of 1940) prior to the expiration of this Agreement, the total amount in the escrow account (including interest earned) will be paid to the Sub-Adviser.

         In the event that a new sub-advisory agreement with the Sub-Adviser is not approved by a vote of a majority of the outstanding voting securities of the Fund prior to the expiration of this Agreement, the Sub-Adviser will be paid, out of the escrow account, the lesser of: (1) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or (2) the total amount in the escrow account (plus interest earned). Any balance remaining in the escrow account following such disbursement shall be paid to Adviser.

         This Exhibit duly incorporates by reference the Interim Sub-Advisory Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers, as of this 26th day of April, 2000.


ATTEST:                                    THE HUNTINGTON NATIONAL BANK


                                           By:
----------------------------------             ---------------------------------
                                                    Richard W. Stenberg
                                                    Senior Vice President


                                           FORT WASHINGTON INVESTMENT
                                           ADVISORS, INC.


                                           By:
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